Exhibit 99.1

Amicus Therapeutics Names William D. Baird, III

Chief Financial Officer

Cranbury, NJ, April 16, 2012 — Amicus Therapeutics, Inc. (Nasdaq: FOLD), a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases, today announced the appointment of William D. “Chip” Baird, III as Chief Financial Officer, effective today. Mr. Baird brings over 15 years of experience in finance and strategic planning to Amicus, where he will be responsible for all Finance, Accounting and Investor Relations activities. Mr. Baird will report directly to John F. Crowley, Chairman and Chief Executive Officer.

Mr. Crowley stated, “On behalf of our board of directors and executive management team, I am pleased to welcome Chip to Amicus. His strong financial background and experience in the field of rare diseases make him a valuable addition to Amicus and I look forward to working with him.”

Mr. Baird joins Amicus from PTC Therapeutics, Inc., a biopharmaceutical company developing oral treatments for patients living with serious and life-threatening conditions, including rare genetic disorders. He worked at PTC for over 10 years in positions of increasing responsibility. He served as Chief Financial Officer for the last seven years, responsible for all areas of finance, investor and public relations, human resources, facilities and project management. During his tenure at PTC, Mr. Baird was instrumental in raising over $500 million through a combination of venture capital, non-dilutive grant funding, collaborations with industry-leading pharmaceutical and biotech companies, and debt financings.

Previously, Mr. Baird worked at L.E.K. Consulting, a strategy consulting firm, from 1999 to 2002 and at First Union National Bank as a corporate underwriter from 1994 to 1997. Mr. Baird received a B.S. from Georgetown University’s Edmund A. Walsh School of Foreign Service and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program migalastat HCl is in Phase 3 for the treatment of Fabry disease.

CONTACT:

Amicus Therapeutics

Sara Pellegrino

(609) 662-5044

spellegrino@amicusrx.com

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